Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO
Lucy Rutishauser, VP Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR MAKES $18 MILLION DEPOSIT ON NON-LICENSE
ASSETS OF WNAB-TV IN NASHVILLE

                BALTIMORE (January 2, 2003) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today that it has entered into a Modification Agreement with Nashville Broadcasting Limited Partnership (NBLP), owner of WNAB-TV (WB 58) in Nashville, Tennessee, which Sinclair, through its outsourcing agreement dated May 1, 2002, provides certain sales, administrative and technical services.  Sinclair currently owns WZTV-TV (FOX 17) and WUXP-TV (UPN 30) in Nashville.

                Under the terms of the agreement, Sinclair has made an $18 million non-refundable deposit against the purchase price of the put or call option on the non-license assets of WNAB in return for a reduction in the monthly fees Sinclair pays pursuant to the outsourcing agreement.  Sinclair is also providing a financial incentive in the form of a broadcast cash flow sharing with NBLP. The transaction is expected to save Sinclair approximately $1.3 million in annual operating expenses.

                Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 62 television stations in 39 markets.  Sinclair’s television group includes FOX, WB, ABC, CBS, NBC, and UPN affiliates and reaches approximately 24.0% of all U.S. television households.  For more information, please visit Sinclair’s website at www.sbgi.net.

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